Exhibit (c)-(2)

Zhaopin Limited Fairness Analysis Presented to the Special Committee of Independent Directors April 1 , 2017 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is fu rnished by us. Reproduction, publication, or dissemination of any portion hereof may not be made without prior approval of Duff & Phelps, LL C a nd its affiliates.

2 CONFIDENTIAL DRAFT Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the special committee of independent directors (the “ Special Committee ”) of the board of directors (the “ Board of Directors ”) solely in its capacity as the Special Committee of Zhaopin Limited (“ Zhaopin ” or the “ Company ”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein) . • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps . • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an opinion, report, appraisal relating to the fairness of the Proposed Transaction . These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee . • The accompanying material does not, and any Opinion provided by Duff & Phelps would not : (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction ; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision . Duff & Phelps did not independently verify such information . Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations as of the date hereof, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction .

3 CONFIDENTIAL DRAFT Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Summary of Premiums Paid – Supplemental

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL DRAFT Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Special Committee to serve as independent financial advisor to the Special Committee (solely in its capacity as such) . • Specifically, Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) to the Special Committee as to the fairness, from a financial point of view, to ( i ) the holders of Class A and Class B common shares, each with a par value US $ 0 . 01 per share, of the Company (each, a “ Share ” or collectively, the “ Shares ”), other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing two Shares (each, an “ ADS ” or collectively, the “ ADSs ”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in its capacity as a holder of Shares or ADSs) . The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands, Parent, a proprietary company limited by shares existing under the laws of the Commonwealth of Australia (“ Parent ”), and Zebra Mergerco , Ltd . , an exempted company with limited liability incorporated under the laws of the Cayman Islands (“ Merger Company ”), propose to enter into an Agreement and Plan of Merger (the “ Merger Agreement ”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated March 21 , 2017 . Pursuant to the Merger Agreement, among other things, Merger Company will merge with and into the Company (the “ Merger ”) . As a result of the Merger, Merger Company shall be struck off the register of companies in the Cayman Islands and shall thereupon be dissolved and the separate corporate existence of Merger Company shall cease and the Company shall continue as the surviving company resulting from the Merger (the “ Surviving Company ”) under the laws of the Cayman Islands . • In connection with the Merger, each Share issued and outstanding prior to the Effective Time (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) shall cease to exist and shall be cancelled in consideration for the right to receive an amount in cash per Share and without interest, equal to (i) $ 9 . 10 minus (ii) the per Share amount of the Special Dividend as declared pursuant to Section 7 . 15 of the Merger Agreement (such amount, the “ Per Share Merger Consideration ”), and each issued and outstanding ADS (other than, if any, ADSs representing the Excluded Shares) shall cease to exist and shall be cancelled in consideration for the right to receive an amount in cash per Share and without interest, equal to (i) $ 18 . 20 minus (ii) the per Share amount of the Special Dividend as declared pursuant to Section 7 . 15 of the Merger Agreement (such amount, the “ Per ADS Merger Consideration ”, and together with the Per Share Merger Consideration, the “ Merger Consideration ”) (less $ 0 . 05 per ADS cancellation fees) (collectively, the “ Proposed Transaction ”) . • Parent shall not have the right to receive the Merger Consideration in respect of the Continuing Shares (but shall still be entitled to receive the Special Dividend), and instead, each Continuing Share issued and outstanding immediately prior to the Effective Time shall continue to exist without interruption and shall thereafter be and represent one validly issued, fully paid and non - assessable ordinary share, par value $ 0 . 01 each, of the Surviving Company . • For purposes of the Opinion, (a) “ Excluded Shares ” shall mean, (i) Shares held by or Shares represented by ADS held by the Company or any of its Subsidiaries ; and (ii) Shares held by or Shares represented by ADSs held by the Depositary and reserved for issuance and/or allocation pursuant to the Share Incentive Plans ; and (b) “ Continuing Shares ” and “ Dissenting Shares ” shall have the meaning set forth in the Merger Agreement .

6 CONFIDENTIAL DRAFT Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances . Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular . Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below : 1. Reviewed the following documents : - The Company’s annual reports and audited financial statements on Form 20 - F filed with the Securities and Exchange Commission (“ SEC ”) for the years ended June 30 , 2014 , June 30 , 2015 and June 30 , 2016 and unaudited financial statements on Form 6 - K filed with the SEC for the six months ended December 31 , 2016 and December 31 , 2015 ; - A detailed financial projection model for the years ending June 30 , 2017 through 2022 , prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “ Management Projections ”) ; - Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company ; - A letter dated March 30 , 2017 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “ Management Representation Letter ”) ; and - Documents related to the Proposed Transaction, including the Merger Agreement ; 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company ; 3. Discussed with Company management its plans and intentions with respect to the management and operation of the business ; 4. Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant ; and 6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate .

Introduction and Transaction Overview

Ownership Summary

Fully Diluted Ownership


Individual Investor 0.2%
Total Institutional Investors 24.6%
Public & Other Shareholders 12.0%
RSUs & Options 4.9%
Buyer 58.3%

Voting Rights


Individual Investor 0.0%
Total Institutional Investors 21.5%
Public & Other Shareholders 3.8%
Buyer 74.6%

Zhaopin Ltd. - Ownership

Current Shareholders	Class A Ordinary Shares	Class B Ordinary Shares	ADS Equivalent	% of Fully Diluted Ownership	% of Voting Rights
Buyer					
Seek Limited	0	68,259,876	34,129,938	58.3%	74.6%
Buyer	0	68,259,876	34,129,938	58.3%	74.6%
Individual Investor					
Bassat, Andrew R.	120,000	0	60,000	0.1%	0.0%
Goldsmith B Bus	36,000	0	18,000	0.0%	0.0%
Everingham, Peter Dobie	20,000	0	10,000	0.0%	0.0%
Individual Investor	176,000	0	88,000	0.2%	0.0%
Top 15 Institutional Investors					
Ridgegate Proprietary Ltd	0	16,666,666	8,333,333	14.2%	18.2%
Allard Partners Limited	2,751,042	0	1,375,521	2.3%	0.8%
FIL Limited	2,306,788	0	1,153,394	2.0%	0.6%
Perpetual Investments Management Limited	1,723,334	0	861,667	1.5%	0.5%
Caledonia (Private) Investments Pty Limited	1,369,664	0	684,832	1.2%	0.4%
Renaissance Technologies Corp.	841,200	0	420,600	0.7%	0.2%
Greencape Capital Pty Ltd	431,700	0	215,850	0.4%	0.1%
Antipodes Partners	407,638	0	203,819	0.3%	0.1%
PM CAPITAL Limited	308,194	0	154,097	0.3%	0.1%
D. E. Shaw & Co., L.P.	248,350	0	124,175	0.2%	0.1%
Herald Investment Management Limited	230,000	0	115,000	0.2%	0.1%
Pioneer Global Asset Management S.p.A.	148,640	0	74,320	0.1%	0.0%
Schroder Investment Management Limited	126,200	0	63,100	0.1%	0.0%
Duke Management Company	125,000	0	62,500	0.1%	0.0%
FCM Investments, LP	100,000	0	50,000	0.1%	0.0%
Top 15 Institutional Investors	11,117,750	16,666,666	13,892,208	23.7%	21.2%
Total Institutional Investors	12,157,828	16,666,666	14,412,247	24.6%	21.5%
Public & Other Shareholders	14,074,341	0	7,037,171	12.0%	3.8%
Total Shares Outstanding	26,408,169	84,926,542	55,667,356	95.1%	100.0%
RSUs & Options In-the-Money at Offer Price	5,793,506	0	2,896,753	4.9%	-
Fully Diluted Shares Outstanding at Offer Price	**32,201,675**	**84,926,542**	**58,564,109**	**100.0%**	**100.0%**

Source: Company filings, Capital IQ, Company Management

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8 CONFIDENTIAL DRAFT Introduction and Transaction Overview Trading Analysis Source: Capital IQ Zhaopin Limited - Trading History September 30, 2015 to March 31, 2017 0.0 100.0 200.0 300.0 400.0 500.0 600.0 700.0 $10.00 $12.00 $14.00 $16.00 $18.00 $20.00 $22.00 Volume (thousands) ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) at Offer Current (3/31/17) Offer Price Premium Relative to: 5.6% 30 - Day VWAP (1) 14.0% 18.5% 20.9% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 13.8% $17.23 $15.97 $15.35 $15.06 $16.00 May 6, 2016 Zhaopin Limited received a non - binding proposal from Mr. Evan Sheng Guo, Ge Wang, Weigang Wang, Luyang Tang, Tianruo Pu, and Sequoia China Investment Management LLP to acquire all outstanding Class A and Class B ordinary shares for $17.75 in cash per ADS. August 21, 2016 Zhaopin Limited reported the Q4 FY16 earnings result . The Company reported net revenue of RMB 402 million and net income of RMB 1.62 per basic ADS. February 25 , 2016 Zhaopin Limited reported the Q2 FY16 earnings result . The Company reported net revenue of RMB 404 million and net income of RMB 1.12 per basic ADS. February 16, 2017 Zhaopin Limited announced that a Special Committee of its Board of Directors is in advanced discussion with a consortium led by SEEK regarding the non - binding proposal sent ealier in 2017 to acquire all outstanding Class A and Class B ordinary shares in the company for $18.00 in cash per ADS. May 23, 2016 Zhaopin Limited reported the Q3 FY16 earnings result . The Company reported net revenue of RMB 373 million and net income of RMB 1.12 per basic ADS. October 14, 2016 Zhaopin Limited filed annual report for FY2016. The Company reported net revenue of RMB 1.52 billion and net income of 5.18 per basic ADS. November 19, 2015 Zhaopin Limited reported the Q1 FY16 earnings result . The Company reported net revenue of RMB 345 million and net income of RMB 1.30 per basic ADS. January 19, 2016 Zhaopin Limited received a non - binding proposal from CDH V Management Company Limited and Shanghai Goliath Investment Management L.P.to acquire all outstanding ordinary shares not owned by SEEK International Investments Pty Ltd for $17.50 in cash per ADS. November 24, 2016 Zhaopin Limited reported the Q1 FY17 earnings result . The Company reported net revenue of RMB 422 million and net income of RMB 1.46 per basic ADS. Zhaopin Ltd. Historical Trading Metrics (in thousands, except per ADS) From September 30, 2015 to Offer Post offer Average Closing Price $14.85 Average Closing Price $17.30 High $15.97 High $17.98 Low $12.77 Low $16.89 Average Volume 77.5 Average Volume 28.4 % of Shares Issued and Outstanding 0.1% % of Shares Issued and Outstanding 0.1% % of Float 1.7% % of Float 0.6%

Introduction and Transaction Overview

Proposed Transaction

Zhaopin Ltd. - Offer Premium

	ADS Price	Implied Premium
ADS price of 3/31/17	$17.23	5.6%
One-day prior to Offer (2/15/17)	$16.00	13.8%
30-days trailing VWAP at Offer	$15.97	14.0%
60-days trailing VWAP at Offer	$15.35	18.5%
90-days trailing VWAP at Offer	$15.06	20.9%
Offer Price	**$18.20**	

Zhaopin Ltd. - Implied Multiples

(USD in millions, except per ADS data)

		Offer $18.20
Fully Diluted ADSs Issued and Outstanding (millions)	58.6	
Implied Fully Diluted Equity Value		$1,065.9
Plus: Bank loans		25.9
Plus: Noncontrolling Interest		4.2
Less: Proceeds from Exercise of Options		(16.6)
Less: Cash (1)		(332.9)
Implied Enterprise Value		**$746.6**
Implied Offer Multiples:		
EV / LTM EBITDA	$58.5	12.8x
EV / 2017 EBITDA	$55.4	13.5x
EV / 2018 EBITDA	$60.7	12.1x
EV / LTM EBIT	$54.4	13.7x
EV / 2017 EBIT	$50.8	14.7x
EV / 2018 EBIT	$55.4	13.2x
EV / LTM Revenue	$246.6	3.03x

Note: Balance sheet data as of December 31, 2016; Company's fiscal year ends June 30th; financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses)

(1) Includes cash and cash equivalents, restricted cash, time deposits and restricted time deposits. Reflects a 10% withholding tax discount on excess cash and investment held at onshore entities (net of liabilities payable).

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Introduction and Transaction Overview
Valuation Summary

Valuation Range Conclusions
(RMB in thousands, except per ADS values or otherwise noted)

		Low		High	Offer Price
Enterprise Value					
Discounted Cash Flow Analysis		¥4,644,400	-	¥5,709,100	
Selected Public Companies Analysis		¥4,627,900	-	¥5,436,700	
Enterprise Value Range		**¥4,636,150**	-	**¥5,572,900**	
Plus: Proceeds from Exercise of Options		¥114,338	-	¥114,338	
Less: Bank loans		(178,930)	-	(178,930)	
Value Attributable to Total Shareholders (Excluding Cash)		**¥4,571,558**	-	**¥5,508,308**	
Less: Non-controlling interest (1)		(29,320)	-	(29,320)	
Value Attributable to Fully Diluted ADSs (Excluding Cash)		**¥4,542,238**	-	**¥5,478,988**	
Fully Diluted ADSs Issued and Outstanding		58,564,109	-	58,564,109	
Value Per ADS (RMB)		¥77.56	-	¥93.56	
RMB to USD FX rate (as of 3/31/2017)		6.90	-	6.90	
Value Per ADS Range (Excluding Excess Cash)		**$11.24**	-	**$13.56**	
Excess Cash (2)		2,297,295	-	2,297,295	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)		¥39.23	-	¥39.23	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (USD)		$5.68	-	$5.68	
Value Per ADS Range		**$16.92**	-	**$19.24**	**$18.20**
Implied Valuation Multiples					
EV / LTM EBITDA	¥403,715	11.5x	-	13.8x	12.8x
EV / 2017 EBITDA	¥381,605	12.1x	-	14.6x	13.5x
EV / 2018 EBITDA	¥427,206	10.9x	-	13.0x	12.1x
EV / LTM EBIT	¥375,405	12.3x	-	14.8x	13.7x
EV / 2017 EBIT	¥349,904	13.2x	-	15.9x	14.7x
EV / 2018 EBIT	¥389,704	11.9x	-	14.3x	13.2x
EV / LTM Revenue	¥1,701,626	2.72x	-	3.28x	3.03x

Note: Balance sheet data as of December 31, 2016; Company's fiscal year ends June 30th; financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses)

(1) Book value as of December 31, 2016; consists of non-controlling interests in CJOL and Shanghai Ruipin

(2) Reflects a 10% withholding tax discount on excess cash and investments held at onshore entities

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11 CONFIDENTIAL DRAFT Introduction and Transaction Overview ADS Valuation Range $16.92 $16.90 $16.94 $19.24 $18.90 $19.58 $14.00 $16.00 $18.00 $20.00 $22.00 Concluded Range Selected Public Companies Analysis Discounted Cash Flow Analysis Value Per ADS (USD) $18.20 Offer Price

Valuation Analysis Section 02

Valuation Analysis
Financial Performance

Historical and Projected Financial Performance
(RMB in thousands)

Fiscal Year	2014A	2015A	2016A	YTD 12/31/2015	YTD 12/31/2016	LTM 12/31/2016	Management Projections 2017P	2018P	2019P	2020P	2021P	2022P
Net Revenue	¥ 1,057,733	¥ 1,271,279	¥ 1,522,686	¥ 748,227	¥ 927,167	¥ 1,701,626	¥ 1,864,863	¥ 2,166,112	¥ 2,494,401	¥ 2,844,938	¥ 3,195,803	¥ 3,523,690
Growth	22.0%	20.2%	19.8%	19.5%	23.9%	22.1%	22.5%	16.2%	15.2%	14.1%	12.3%	10.3%
Gross Profit	¥ 990,705	¥ 1,187,042	¥ 1,419,186	¥ 678,616	¥ 815,588	¥ 1,556,158	¥ 1,702,620	¥ 1,981,992	¥ 2,284,872	¥ 2,605,963	¥ 2,927,355	¥ 3,227,700
Margin %	93.7%	93.4%	93.2%	90.7%	88.0%	91.5%	91.3%	91.5%	91.6%	91.6%	91.6%	91.6%
EBITDA	¥ 285,274	¥ 350,458	¥ 381,784	¥ 175,739	¥ 197,671	¥ 403,715	¥ 381,605	¥ 427,206	¥ 499,793	¥ 581,482	¥ 666,828	¥ 742,348
Margin %	27.0%	27.6%	25.1%	23.5%	21.3%	23.7%	20.5%	19.7%	20.0%	20.4%	20.9%	21.1%
Growth	NA	22.8%	8.9%	(0.3%)	12.5%	15.3%	(0.0%)	11.9%	17.0%	16.3%	14.7%	11.3%
EBIT	¥ 267,303	¥ 323,904	¥ 354,079	¥ 162,144	¥ 183,469	¥ 375,405	¥ 349,904	¥ 389,704	¥ 451,804	¥ 519,992	¥ 590,778	¥ 653,063
Margin %	25.3%	25.5%	23.3%	21.7%	19.8%	22.1%	18.8%	18.0%	18.1%	18.3%	18.5%	18.5%
Growth	NA	21.2%	9.3%	(0.1%)	13.2%	16.0%	(1.2%)	11.4%	15.9%	15.1%	13.6%	10.5%
Capital Expenditures	¥ 28,813	¥ 32,331	¥ 26,533	¥ 16,742	¥ 24,374	¥ 34,164	¥ 37,685	¥ 50,874	¥ 66,136	¥ 79,364	¥ 95,236	¥ 104,760
% of Net Revenue	2.7%	2.5%	1.7%	2.2%	2.6%	2.0%	2.0%	2.3%	2.7%	2.8%	3.0%	3.0%
% of EBITDA	10.1%	9.2%	6.9%	9.5%	12.3%	8.5%	9.9%	11.9%	13.2%	13.6%	14.3%	14.1%

Note: Company's fiscal year ends June 30th; Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
Source: Company filings, Company management

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14 CONFIDENTIAL DRAFT Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending June 30 , 2017 through 2022 (excluding public company expenses, as provided by the Company management) as well as discussions with Company management, a review of the Company’s historical performance and other factors t o develop the DCF analysis . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 13 . 00 % to 15 . 00% , derived from the Capital Asset Pricing Model . • The following is a summary of the Management Projections utilized in the discounted cash flow analysis : - The Company’s net revenue increases at a compound annual growth rate (“ CAGR ”) of 15 . 0 % over the six - year period ending 2022 . - The Company’s EBITDA increases at a CAGR of 11 . 7 % over the six - year period ending 2022 . - The Company’s EBITDA margin averages 20 . 4 % from 2017 to 2022 . - Capital expenditures average 2 . 6 % of revenue over the five - year period ending 2022 .

15 CONFIDENTIAL DRAFT Valuation Analysis DCF Analysis Summary Note : Balance sheet data as of December 31 , 2016 ; Company’s fiscal year ends June 30 th ; financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses) . (1) Prior to application of 10 % dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range Discounted Cash Flow Analysis (RMB in thousands) 2017P 2018P 2019P 2020P 2021P 2022P Net Revenue ¥1,864,863 ¥2,166,112 ¥2,494,401 ¥2,844,938 ¥3,195,803 ¥3,523,690 Growth 22.5% 16.2% 15.2% 14.1% 12.3% 10.3% EBITDA ¥381,605 ¥427,206 ¥499,793 ¥581,482 ¥666,828 ¥742,348 Margin 20.5% 19.7% 20.0% 20.4% 20.9% 21.1% Growth (0.0%) 11.9% 17.0% 16.3% 14.7% 11.3% 2H 2017 Earnings Before Interest and Taxes ¥166,434 ¥389,704 ¥451,804 ¥519,992 ¥590,778 ¥653,083 Pro Forma Taxes @ 17.0% (28,294) (66,250) (76,807) (88,399) (100,432) (111,024) Net Operating Profit After Tax ¥138,141 ¥323,454 ¥374,997 ¥431,593 ¥490,346 ¥542,059 Depreciation 17,500 37,502 47,989 61,490 76,050 89,265 Fixed Assets Expenditures (13,311) (50,874) (66,136) (79,364) (95,236) (104,760) (Increase) / Decrease in Working Capital 95,953 163,330 178,100 190,331 190,509 178,033 Free Cash Flow (1) ¥238,283 ¥473,412 ¥534,950 ¥604,051 ¥661,668 ¥704,597 Enterprise Value Range Low High Terminal Growth Rate 5.00% 5.00% Weighted Average Cost of Capital 15.00% 13.00% Concluded Enterprise Value ¥4,644,400 ¥5,709,100 Implied Per ADS Range (USD) $16.94 $19.58 Implied Valuation Multiples EV / LTM EBITDA ¥403,715 11.5x 14.1x EV / 2017 EBITDA ¥381,605 12.2x 15.0x EV / 2018 EBITDA ¥427,206 10.9x 13.4x EV / LTM EBIT ¥375,405 12.4x 15.2x EV / 2017 EBIT ¥349,904 13.3x 16.3x EV / 2018 EBIT ¥389,704 11.9x 14.6x EV / LTM Revenue ¥1,701,626 2.73x 3.36x

16 CONFIDENTIAL DRAFT Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps selected six publicly traded companies in the recruiting industry that were deemed relevant to its analysis . • Duff & Phelps analyzed the financial performance of each of the publicly traded companies . Duff & Phelps then analyzed the selected public companies trading multiples, including enterprise value to LTM and projected revenue, EBITDA and EBIT . Selected M&A Transactions Analysis • Duff & Phelps selected precedent transactions within the recruiting industry that it determined to be relevant to its analysis . Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value to LTM revenue and enterprise value to LTM EBITDA multiples for each transaction . Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant . Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group . None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to non - public information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations .

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis

COMPANY INFORMATION	REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN			
Company Name	2-YR CAGR	Year Over Year	2017	2018	2-YR CAGR	Year Over Year	2017	2018	2-YR CAGR	LTM	2017	2018
Chinese Online Recruiting Companies												
58.com Inc.	NA	NA	22.4%	20.3%	NA	NA	NM	92.6%	NM	5.9%	9.4%	15.1%
51job, Inc.	13.0%	13.8%	15.1	14.6	8.1	7.1	21.2	21.7	30.0%	28.6	30.8	32.8
Group Median	**13.0%**	**13.8%**	**18.8%**	**17.5%**	**8.1%**	**7.1%**	**21.2%**	**57.2%**	**30.0%**	**17.2%**	**20.1%**	**23.9%**
Global Recruiting Companies												
Randstad Holding NV	NA	NA	NM	6.8%	NA	NA	NM	11.8%	NM	4.6%	4.8%	5.0%
SEEK Limited	15.5%	1.3%	3.6%	12.4	10.0%	-8.5%	8.2%	18.1	37.8%	34.4	37.5	39.4
en-japan Inc.	24.9	23.7	20.5	16.8	20.7	17.8	29.8	21.1	24.8	25.1	25.7	26.6
DHI Group, Inc.	-7.0	-12.6	-9.2	-1.4	-20.2	-26.8	-9.7	9.8	24.6	20.7	22.6	25.2
Group Median	**15.5%**	**1.3%**	**3.6%**	**9.6%**	**10.0%**	**-8.5%**	**8.2%**	**15.0%**	**24.8%**	**22.9%**	**24.2%**	**25.9%**
Aggregate Mean	**11.6%**	**6.5%**	**10.5%**	**11.6%**	**4.6%**	**-2.6%**	**12.4%**	**29.2%**	**29.3%**	**19.9%**	**21.8%**	**24.0%**
Aggregate Median	**14.2%**	**7.5%**	**15.1%**	**13.5%**	**9.0%**	**-0.7%**	**14.7%**	**19.6%**	**27.4%**	**22.9%**	**24.2%**	**25.9%**
Zhaopin Limited Management Projections	20.0%	23.9%	22.5%	16.2%	19.5%	12.5%	0.0%	11.9%	26.5%	23.7%	20.5%	19.7%

(1) The Company's historical financial performance metrics presented are adjusted to exclude non-recurring income (expenses).
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings, Management Projections

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DUFF & PHELPS

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA			ENTERPRISE VALUE AS MULTIPLE OF						
Company Name	Stock Price on 3/31/17	% of 52-Wk High	Enterprise Value	LTM EBITDA	2017 EBITDA	2018 EBITDA	LTM EBIT	2017 EBIT	2018 EBIT	LTM Revenue
Chinese Online Recruiting Companies										
58.com Inc.	$35.39	58.2%	$4,984	NM	NM	22.5x	NM	NM	25.0x	4.36x
51job, Inc.	36.66	98.2	1,527	15.7x	13.6x	11.2	17.2x	15.9x	12.8	4.50
Group Median				**15.7x**	**13.6x**	**16.8x**	**17.2x**	**15.9x**	**18.9x**	**4.43x**
Global Recruiting Companies										
Randstad Holding NV	$57.85	94.1%	$11,253	11.1x	10.0x	9.0x	12.9x	11.9x	10.6x	0.51x
SEEK Limited	12.16	92.8	4,725	18.5	16.5	14.0	20.1	19.3	16.6	6.36
en-japan Inc.	22.24	96.4	840	12.4	11.6	9.5	14.9	13.3	10.9	3.11
DHI Group, Inc.	3.95	47.3	260	5.5	5.1	4.7	8.5	9.1	9.1	1.15
Group Median				**11.7x**	**10.8x**	**9.3x**	**13.9x**	**12.6x**	**10.7x**	**2.13x**
Aggregate Mean				**12.7x**	**11.4x**	**11.8x**	**14.7x**	**13.9x**	**14.2x**	**3.33x**
Aggregate Median				**12.4x**	**11.6x**	**10.4x**	**14.9x**	**13.3x**	**11.9x**	**3.74x**

LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Cash Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL DRAFT 18 DUFF & PHELPS

Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue
08/08/2016	Closed	Monster Worldwide, Inc.	Provides online and mobile employment and recruitment solutions worldwide.	Randstad North America, LP	$382.8	$635.0	$75.7	11.9%	5.1x	0.60x
06/11/2016	Closed	LinkedIn Corporation	Operates an online professional network worldwide	Microsoft Corporation (NasdaqGS:MSFT)	$26,187.6	$3,213.9	$266.1	8.3%	NM	NM
05/20/2016	Closed	Obiettivo Lavoro SpA	Provides recruitment services in Italy.	Randstad Holding NV (ENXTAM:RAND)	$114.9	$488.8	$22.5	4.6%	5.1x	0.24x
12/22/2015	Closed	USG People NV	Provides employment, professional secondment and projects, human resource (HR), and customer care services	Recruit Holdings Co.,Ltd. (TSE:6098)	$1,793.8	$2,719.9	$100.5	3.7%	17.8x	0.66x
11/29/2015	Closed	Proffice AB (Publ) (nka:Randstad)	Provides staffing, recruitment, and outplacement assistance services for companies and organizations in Sweden, Norway, Finland, and Denmark	Randstad Nordic AB	$195.4	$468.2	$15.6	3.3%	12.5x	0.42x
06/24/2015	Closed	Programmed Skilled Workforce Limited	Provides staffing and related solutions to the public and private sectors	Programmed Maintenance Services Limited (ASX:PRG)	$437.1	$1,543.1	$68.3	4.4%	6.4x	0.28x
06/11/2015	Closed	7S Group GmbH	Provides human resource services in Germany and internationally	ManpowerGroup Inc. (NYSE:MAN)	$153.8	$349.4	NA	NA	NA	0.44x
1/28/2015	Closed	Networkers International Plc	Provides permanent and temporary recruitment services	Gattaca plc (AIM:GATC)	$101.4	$257.7	$10.9	4.2%	9.3x	0.39x
1/14/2015	Closed	Chandler Macleod Group Limited	Provides human resource outsourcing (HRO), recruitment, consulting, and managed services	RGF Staffing Melbourne two Pty Ltd.	$319.1	$1,139.8	$28.4	2.5%	11.2x	0.28x
11/17/2014	Closed	HeadHunter Company	Provides online resources for job hunting and personnel hiring	Elbrus Capital Investment Adviser	$132.1	$36.4	$17.9	49.2%	7.4x	3.63x
6/1/2014	Closed	Seaton L.L.C. (nka:Staff Management Solutions, LLC)	Provides outsourced workforce management solutions to Fortune 500 and mid-sized companies	TrueBlue, Inc. (NYSE:TBI)	$310.0	$622.5	$20.4	3.3%	15.2x	0.50x
					Mean				10.0x	0.74x
					Median				9.3x	0.43x

Source: Capital IQ, company filings, press releases

CONFIDENTIAL DRAFT

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DUFF & PHELPS

20 CONFIDENTIAL DRAFT Valuation Analysis Selected Public Companies / M&A Transactions Analysis Summary Note: Balance sheet data as of December 31, 2016; Company’s fiscal year ends June 30 th ; financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses) Selected Public Companies Analysis Summary (RMB in thousands) Enterprise Valuation Multiples Valuation Summary Metric Public Company Median Transaction Median Selected Multiple Range Company Performance Enterprise Value Range EV / 2017 EBITDA 5.1x - 16.5x 11.6x NA 12.5x - 14.5x ¥381,605 ¥4,770,067 - ¥5,533,277 EV / 2018 EBITDA 4.7x - 22.5x 10.4x NA 10.5x - 12.5x ¥427,206 ¥4,485,664 - ¥5,340,077 Concluded Enterprise Value Range ¥4,627,900 - ¥5,436,700 Implied Per ADS Range (USD) $16.90 - $18.90 Implied Multiples EV / LTM EBITDA 5.5x - 18.5x 12.4x 9.3x ¥403,715 11.5x - 13.5x EV / LTM EBIT 8.5x - 20.1x 14.9x NA ¥375,405 12.3x - 14.5x EV / 2017 EBIT 9.1x - 19.3x 13.3x NA ¥349,904 13.2x - 15.5x EV / 2018 EBIT 9.1x - 25.0x 11.9x NA ¥389,704 11.9x - 14.0x EV / LTM Revenue 0.51x - 6.36x 3.74x 0.43x ¥1,701,626 2.72x - 3.20x Public Company Range

Assumptions, Qualifications, and Limiting Conditions Appendix 01

22 CONFIDENTIAL DRAFT Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following . This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered . Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent : • Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information) ; • Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by their respective counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken ; • Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such information in performing its analysis and expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions ; • Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps, and the representations made by Company management regarding the Company and the Proposed Transaction, either orally or in writings are complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided ; • Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party ; • Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed ; • Assumed that there has been no material change in the assets, liabilities, financial condition, cash flows, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information reviewed by Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading ; • Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws ; • Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction . To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose . Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions .

23 CONFIDENTIAL DRAFT Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared the Opinion effective as of the date thereof . The Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the Opinion after the date thereof . • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter . Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject . • Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms (other than the amount of the Merger Consideration) of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction . • Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time) . The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice . Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter . Duff & Phelps expressly disclaims any responsibility or liability in this regard . • In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation . In addition, the Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares) .

24 CONFIDENTIAL DRAFT Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: • The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent . • The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) does not address any transaction related to the Proposed Transaction ; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company, or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances ; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses . The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based . • The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party . • The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company, and the Special Committee dated February 26 , 2016 (the “ Engagement Letter ”) . • The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter .

Summary of Premiums Paid Appendix 02

26 CONFIDENTIAL DRAFT Summary of Premiums Paid Note: Excludes negative premiums. Source: Capital IQ Premiums Paid Analysis - Going Private Transactions Transactions announced, closed, or effective from January 2012 to March 2017 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Mean 500 39.2 42.3 43.7 71.3 Overall Median 24.2 27.6 27.2 79.9 Chinese Companies Mean 88 37.4 38.9 40.2 63.9 Chinese Companies Median 25.5 30.3 26.9 66.1 US-Listed Chinese Companies Mean 78 37.3 38.0 38.9 63.5 US-Listed Chinese Companies Median 25.2 30.1 26.3 64.6 Zhaopin Limited 13.8 13.7 17.3 94.7 Premiums Paid Analysis - Human Resource and Employment Services Change of Control Transactions Transactions announced, closed, or effective from January 2012 to March 2017 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Industry Mean 12 14.7 12.4 16.2 67.0 Overall Industry Median 14.7 12.4 16.2 76.3 Chinese Companies Mean 2 14.7 12.4 16.2 50.9 Chinese Companies Median 14.7 12.4 16.2 50.9 Zhaopin Limited 13.8 13.7 17.3 94.7